EXHIBIT T-1.1

AMENDED AND RESTATED ORGANIZATION CERTIFICATE

OF AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

UNDER SECTION 8007 OF THE BANKING LAW

We, the undersigned, MARTIN G. FLANIGAN and DAVID BECKER, being respectively the President and Secretary of American Stock Transfer & Trust Company, LLC (the “Company”), do hereby certify that:

1.	The name of the Company is “American Stock Transfer & Trust Company, LLC”.

2.	The organization certificate of the Company (the “Organization Certificate”) was approved by the Office of the Superintendent of Bank of the State of New York on May 30, 2008.

3.	The Organization Certificate is hereby amended and restated (a) to change the name of the Company to “Equiniti Trust Company, LLC”, as set forth in Article FIRST; (b) to change the address of the Company’s principal office consistent with a change of location previously approved by the Office of the Superintendent of Financial Services of the State of New York on January 17, 2013, as set forth in Article SECOND; and (c) to change the term of existence of the Company to be perpetual, as set forth in Article FIFTH; and, as so amended, the Organization Certificate is hereby restated to read as herein set forth in full:

“FIRST:	The name by which the limited liability trust company is to be known is Equiniti Trust Company, LLC.

SECOND:	The place where its principal office is to be located is 6201 15th Avenue, Borough of Brooklyn, City of New York, County of Kings, and State of New York.

THIRD:	The amount of its capital contributions is to be Five Million Dollars ($5,000,000), and the number of units into which such capital contributions are to be divided is five million (5,000,000) units with a par value of $1.00 each.

FOURTH:	The limited liability trust company is to have only one class of members. Each member shall share the same relative rights, powers, preferences, limitations, and voting powers.

FIFTH:	The term of existence of the limited liability trust company is to be perpetual.

SIXTH:	The number of directors of the limited liability trust company shall not be less than seven nor more than fifteen.

SEVENTH:	The limited liability trust company is to exercise the powers conferred by Section 100 of the Banking Law. The limited liability trust company shall neither accept deposits nor make loans except for deposits and loans arising directly from the exercise of the fiduciary powers specified in Section 100 of the Banking Law.”

4.	The foregoing Amended and Restated Organization Certificate was authorized by the unanimous written consent of the sole member of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have subscribed this Amended and Restated Organization Certificate this 30th day of June, 2023.

/s/ Martin G. Flanigan
Martin G. Flanigan, President

/s/ David Becker
David Becker, Secretary